Exhibit 99.1

Stereotaxis Reports 2020 Second Quarter Financial Results

St. Louis, MO, Aug. 6, 2020 (GLOBE NEWSWIRE) – Stereotaxis (NYSE: STXS), the global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today reported financial results for the second quarter ended June 30, 2020.

“Stereotaxis responded to the challenges of COVID-19 with resilience, prudence and creativity. Despite a 21% year-over-year reduction in quarterly revenue caused by procedure declines, we have made significant progress in commercializing the Genesis RMN® System, advancing strategic innovations, and protecting Stereotaxis’ financial strength,” said David Fischel, Chairman and CEO.

“The world’s first Genesis system was installed in July and has successfully treated patients. A second Genesis system is currently being installed. We continue to see significant interest in Genesis and have hosted 198 physicians and hospital administrators from 76 hospitals since April on TeleRobotic visits. Approximately 30% of these represent greenfield opportunities.”

“Stereotaxis is pioneering unique TeleRobotic connectivity solutions in electrophysiology and was pleased to host the Inaugural Symposium of the TeleRobotic Surgery Leadership Council. This adds an important new dimension to our operational capabilities and the value of robotics for patients, physicians and hospitals.”

“We finalized the design of Stereotaxis’ advanced robotically-navigated magnetic ablation catheter, produced the first batch of catheters with a newly established manufacturing process, and are now testing, refining and validating that process. Meaningful progress has been made on a wave of additional innovations within electrophysiology and beyond.”

“We responded prudently to the financial impact of COVID-19 by reducing expenses in a fashion that does not harm organizational capabilities or slow progress. The financing announced during the quarter leaves Stereotaxis in the strongest financial position in its history and reinforces our commitment to invest in impactful innovation and commercial activities.”

2020 Second Quarter Financial Results

Revenue for the second quarter of 2020 totaled $5.3 million, down 21% compared to $6.8 million in the prior year second quarter. This decrease was primarily due to a 38% reduction in procedure volumes versus the prior year. Procedure volumes improved during the quarter with declines compared to last year of 57% in April, 44% in May, and 13% in June. The impact of this decline on overall revenue was cushioned by the stability of Stereotaxis’ service revenue.

Gross margin for the second quarter was $4.3 million, or 80% of revenue. Operating expenses in the quarter of $6.2 million were 13% lower than the prior year second quarter. The reduction in operating expenses was predominantly driven by timing of R&D projects and pandemic-related reductions in sales and marketing activities, partially offset by increased non-cash general and administrative expenses. Operating loss and net loss in the second quarter were ($1.9) million. Negative free cash flow for the quarter was ($1.2) million.

Cash Balance and Liquidity

At June 30, 2020, Stereotaxis had cash and cash equivalents of $44.0 million.

Forward Looking Expectations

Stereotaxis expects to recognize revenue on the sale of two Genesis systems in the third quarter, driving year-over-year growth for the quarter. The continued uncertain duration and scope of the COVID-19 pandemic makes it difficult to confidently estimate recurring revenue or the timing of additional system sales. Despite the uncertainty, Stereotaxis continues to experience significant interest in Genesis and expects a resurgence of system sales to existing and new hospital customers as the pandemic recedes.

Cash utilization in the second half of the year is expected to be lower than in the first half of the year, and Stereotaxis anticipates ending 2020 with greater than $40 million cash and no debt. Stereotaxis’ balance sheet allows it to reach profitability without the need for additional financings.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, August 6, 2020, at 10:00 a.m. Eastern Time. To access the conference call, dial 1-888-394-8218 (US and Canada) or 1-786-789-4776 (International) and give the participant pass code 6170258. Participants are asked to call 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.Stereotaxis.com.

About Stereotaxis

Stereotaxis is the global leader in innovative robotic technologies designed to enhance the treatment of arrhythmias and perform endovascular procedures. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Japan, Canada, China, and elsewhere. For more information, please visit www.Stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to continue to manage expenses and cash burn rate at sustainable levels, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare policy in the United States, including changes in government reimbursement of procedures, dependence upon third-party vendors, timing of regulatory approvals, the impact of the recent coronavirus (COVID-19) pandemic and our response to it, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly R. Peery

Chief Financial Officer

314-678-6100

investors@stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Systems	$12,769	$-	$12,769	$58,051
Disposables, service and accessories	5,086,156	6,546,115	10,595,867	13,256,873
Sublease	246,530	251,996	493,060	493,061
Total revenue	5,345,455	6,798,111	11,101,696	13,807,985

Cost of revenue:
Systems	157,514	6,201	222,536	57,365
Disposables, service and accessories	680,937	894,760	1,320,800	2,009,119
Sublease	246,530	246,531	493,060	493,061
Total cost of revenue	1,084,981	1,147,492	2,036,396	2,559,545

Gross margin	4,260,474	5,650,619	9,065,300	11,248,440

Operating expenses:
Research and development	1,976,942	2,695,162	4,086,112	5,654,381
Sales and marketing	2,541,749	3,236,516	5,457,173	6,546,342
General and administrative	1,663,456	1,178,469	3,496,181	2,646,629
Total operating expenses	6,182,147	7,110,147	13,039,466	14,847,352
Operating loss	(1,921,673)	(1,459,528)	(3,974,166)	(3,598,912)

Interest income	567	31,810	81,529	48,374
Net loss	$(1,921,106)	$(1,427,718)	$(3,892,637)	$(3,550,538)

Cumulative dividend on convertible preferred stock	(342,126)	(357,194)	(685,849)	(710,704)
Loss attributable to common stockholders	$(2,263,232)	$(1,784,912)	$(4,578,486)	$(4,261,242)

Net loss per share attributable to common stockholders:
Basic	$(0.03)	$(0.03)	$(0.06)	$(0.07)
Diluted	$(0.03)	$(0.03)	$(0.06)	$(0.07)

Weighted average number of common shares and equivalents:
Basic	71,628,762	60,052,673	70,749,401	59,936,606
Diluted	71,628,762	60,052,673	70,749,401	59,936,606

STEREOTAXIS, INC.

BALANCE SHEETS

	June 30, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$44,006,162	$30,182,115
Accounts receivable, net of allowance of $412,813 and $380,212 at 2020 and 2019, respectively	3,041,100	5,329,577

Inventories, net	4,576,078	1,847,530
Prepaid expenses and other current assets	1,611,504	1,470,922
Total current assets	53,234,844	38,830,144
Property and equipment, net	263,039	250,443
Operating lease right-of-use assets	3,282,783	4,286,064
Other assets	269,542	218,103
Total assets	$57,050,208	$43,584,754

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$2,158,310	$-
Accounts payable	1,571,679	2,099,097
Accrued liabilities	2,401,625	2,721,104
Deferred revenue	5,456,595	5,092,455
Current portion of operating lease liabilities	2,265,546	2,248,189
Total current liabilities	13,853,755	12,160,845
Long-term deferred revenue	508,772	554,258
Operating lease liabilities	1,069,090	2,089,537
Other liabilities	255,517	255,517
Total liabilities	15,687,134	15,060,157

Series A - Convertible preferred stock:
Convertible preferred stock, Series A, par value $0.001; 22,813 and 23,110 shares outstanding at 2020 and 2019, respectively	5,682,141	5,758,190

Stockholders’ equity:
Convertible preferred stock, Series B, par value $0.001; 10,000,000 shares authorized, 5,610,121 shares outstanding at 2020 and 2019	5,610	5,610

Common stock, par value $0.001; 300,000,000 shares authorized, 73,030,824 and 68,529,623 shares issued at 2020 and 2019, respectively	73,031	68,530
Additional paid in capital	521,013,702	504,211,040
Treasury stock, 4,015 shares at 2020 and 2019	(205,999)	(205,999)
Accumulated deficit	(485,205,411)	(481,312,774)
Total stockholders’ equity	35,680,933	22,766,407
Total liabilities and stockholders’ equity	$57,050,208	$43,584,754